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                                                                     Exhibit 5.1


                    [Letterhead of Warren E. Simpson, Esq.]


Board of Directors
SUPERVALU INC.
11840 Valley View Road
Eden Prairie, Minnesota 55344

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock, par value $1.00 per share (the "Shares"), of SUPERVALU INC., a Delaware corporation (the "Company"), to be offered pursuant to the Richfood Holdings, Inc. Savings & Stock Ownership Plan, as amended, the Richfood of Pennsylvania Investment Opportunity Plan, as amended, the Metro Food Stores 401(K) Plan for Retail Union Employees, as amended, and the Farm Fresh, Inc. Retirement Savings Plan, as amended (the "Plans"), I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinion set forth below.

     Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

     My opinion expressed above is limited to the laws of the State of Delaware.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 of the Company relating to the Shares.

Dated: August 25, 2000                  Very truly yours,

                                        /s/ Warren E. Simpson
                                        --------------------------------------
                                        Warren E. Simpson
                                        Senior Corporate Counsel and Assistant
                                        Secretary